Exhibit 99.1

[AECOM Letterhead]

September 22, 2010

TO:	All AECOM Directors and Executive Officers

FROM:	AECOM Legal Department

RE:	Required Notice of Blackout Period Concerning AECOM Stock, Including Stock Trades Within the AECOM Retirement & Savings Plan

AECOM is transitioning recordkeeping and additional participant support services for the AECOM Retirement & Savings Plan (“RSP”) and the AECOM Contract Employee 401(k) Plan from Fidelity Investments to Merrill Lynch.

As part of this transition, there will be a period of time during which plan participants will not be able to make any changes to their accounts or conduct any transactions under the plans, including transactions with respect to AECOM stock held in their accounts.  Specifically, all purchases, sales and distributions of AECOM common stock under the RSP will be temporarily suspended effective at 3:00 pm (Eastern Standard Time) on October 22, 2010 and are not scheduled to resume until 8:00 am (Eastern Standard Time) on November 8, 2010 (this period is referred to as the “blackout period”).

Please note that the blackout period described in this notice occurs during the regular quarterly blackout period under AECOM’s insider trading policy and will have no additional effect on your ability to trade in AECOM stock.

Under Section 306 of the Sarbanes-Oxley Act of 2002, as a result of the blackout described above, you will not be permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of AECOM (or derivative securities of those equity securities, such as stock options) during the blackout period.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as AECOM stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

The prohibition on sales and other transfers applies only to equity securities of AECOM (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of AECOM.  It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

Importantly, there is an exception to the prohibition on purchases, sales and other acquisitions or transfers described above for Rule 10b5-1 trading plans.  Any purchase or sale of equity securities of AECOM pursuant to a Rule 10b5-1 plan will be exempt from the prohibitions described above; provided that you did not enter into or modify the plan during the blackout period, or while you were aware of the actual or approximate beginning or ending dates of that blackout period.

If you engage in a transaction that violates the restrictions described above, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties.  The SEC regulations regarding blackout period restrictions are complex.  To avoid any inadvertent violations of the blackout period restrictions, you are required to follow AECOM’s pre-clearance procedures in connection with any proposed transaction in AECOM securities during the blackout period.  In addition, during this blackout period the trading restrictions under AECOM’s insider trading policy continue to apply.

If you have any questions or concerns regarding this notice, the blackout period or the restrictions described herein, please contact David Gan at (213) 593-8038 or Preston Hopson at (213) 593-7754.